DUANE, MORRIS & HECKSCHER LLP
David S. Tannenbaum (DT 1196)
Anthony J. Costantini (AC 6633)
Rosemary Halligan (RH 6650)
380 Lexington Avenue
New York, NY 10168
(212) 692-1000

Counsel for Plaintiff
Imperial Warehouse Finance, Inc.


UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
------------------------------------------------
IMPERIAL WAREHOUSE FINANCE,                     x
INC., f/k/a PRINCAP MORTGAGE                    :
WAREHOUSE, INC.,                                :
                          Plaintiff,            :
                                                :
              - against -                       :     00 CIV.3933 (JS)
                                                :     (MLO)
                                                :
                                                :
                                                :     PROPOSED
ACTION ABSTRACT, INC., ISLAND MORTGAGE          :     AMENDED AND
NETWORK, INC., APPONLINE.COM, INC.,             :     SUPPLEMENTAL
STATE BANK OF LONG ISLAND and                   :     COMPLAINT
NATIONAL SETTLEMENT SERVICES CORP.,             :
                                                :
                          Defendants.           :
                                                x
------------------------------------------------


         Plaintiff Imperial Warehouse Finance, Inc., f/k/a Princap Mortgage Warehouse, Inc. ("Imperial" or "Plaintiff"), by and through its attorneys, as and for its Amended Complaint against defendants Action Abstract, Inc. ("Action Abstract"), Island Mortgage Network, Inc. ("Island Mortgage Network"), AppOnLine.com, Inc. ("AppOnLine"), State

Bank of Long Island ("State Bank") and National Settlement Services Corp. ("National Settlement") (collectively, "Defendants"), alleges as follows:

         1. Plaintiff brings this action to recover millions of dollars of funds it deposited in accounts at State Bank to fund specific mortgages, but which were misappropriated pursuant to a wide-ranging scheme to defraud Plaintiff and to unjustly enrich Defendants. Plaintiff alleges that defendant State Bank aided and abetted a fraudulent plan by one of its largest commercial customers - Island Mortgage Network - to deceive Plaintiff into providing monies to fund mortgages which, once deposited with State Bank, were diverted for improper purposes by Defendants.

                                   The Parties
                                   -----------

         2. Plaintiff Imperial is a California corporation with its principal place of business at 23430 Hawthorne Boulevard, Building 3, Suite 210, Torrence, California 90505, and is in the warehouse lending business.

         3. Defendant Action Abstract is, upon information and belief, a New York corporation with its principal place of business at 300 Corporate Plaza, Islandia, New York 11722. Upon further information and belief, the President of Action Abstract was Richard Knickman ("Knickman"), who also served as a Director of Island Mortgage Network.

         4. Defendant Island Mortgage Network is, upon information and belief, a New York corporation which maintained its principal place of business at 201 Old Country Road, Melville, New York 11747. Island Mortgage Network was engaged in the business of originating and selling mortgage loans. As discussed more specifically below, in the course of this business, Island Mortgage Network entered into an agreement with Imperial.

         5. Defendant AppOnLine.com, Inc. ("AppOnLine") is, upon information and belief, a New York corporation, which also maintained its principal place of business at the same location as Island Mortgage Network, 201 Old Country Road, Melville, New York 11747. Upon further information and belief, AppOnLine's principal subsidiary is defendant Island Mortgage Network.

         6. Defendant National Settlement Services Corp. ("National Settlement") is, upon information and belief, a New York corporation, which maintained its principal place of business at the same location as Action Abstract, 300 Corporate Plaza, Islandia, New York 11722. Upon information and belief, National Settlement had overlapping officers and directors with Island Mortgage Network and AppOnLine.

         7. AppOnLine and Island Mortgage Network also had interlocking officers and directors. For example, upon information and belief, Edward R. Capuano ("Capuano") was president of Island Mortgage Network from 1995 through approximately mid-2000 and served as Chairman of the Board and Chief Executive Officer of AppOnLine. In addition, Cindy Eisle ("Eisle"), was the Chief Financial Officer and Treasurer of AppOnLine as well as the Secretary of Island Mortgage Network. Upon information and belief, persons authorized to draw funds from the State Bank accounts at issue herein were limited to Capuano, Jeffrey Skulsky ("Skulsky"),

President and director of AppOnLine, and Eisle. Furthermore, upon information and belief, Knickman, President of Action Abstract, was a member of Island Mortgage Network's Board of Directors.

         8. Defendant State Bank is, upon information and belief, a New York banking corporation with its principal place of business at 699 Hillside Avenue, New Hyde Park, New York, 11040 and with a branch office located at 27 Smith Street, Farmingdale, New York 11735. Defendants Action Abstract, Island Mortgage Network, AppOnLine, and National Settlement maintained dozens of inter-related bank accounts at State Bank (collectively, the "State Bank accounts"). (A copy of at least a partial list of the State Bank accounts is annexed hereto as Exhibit A.) Upon information and belief, these accounts generated significant fees and interest income for State Bank.

         9. As described below, the State Bank accounts were not used by Defendants for legitimate business purposes, but rather were an instrumental part of a successful scheme to defraud Imperial, and other warehouse lenders, out of tens of millions of dollars. The Trustee in the bankruptcy proceedings discussed immediately below has described the fraud herein as a "large-scale pyramid scheme through which the warehouse lenders, closing agents and other creditors were defrauded of tens of millions of dollars." Further, the Trustee in the bankruptcy proceedings discussed immediately below has alleged, consistent with the allegations herein, that State Bank's administration of the accounts was essential to the relevant fraud and was facilitated by special arrangements made by State Bank with respect to the accounts, including those at issue herein. (See pp.

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2-3 ("Background") of the Memorandum of Law submitted by the Bankruptcy Trustee in support of his motion to compel disclosure of documents by State Bank, a copy of which is annexed hereto as Exhibit B.)

         10. On July 20, 2000, both Island Mortgage Network and AppOnLine filed a petition under Chapter 11 of the Bankruptcy Code in the Eastern District of New York (Case Numbers 800-84687-478 and 800-846860-478, respectively). On July 28, 2000, an involuntary bankruptcy petition was filed against Action Abstract by Imperial and other warehouse lenders HSA Residential Mortgage Services, Inc. and Household Commercial Financial Services, Inc. (Case Number 00-85007) (with the Island Mortgage Network and AppOnLine proceedings, the "Bankruptcy Proceedings"). The same Trustee has been appointed in the Bankruptcy Proceedings. The Bankruptcy Proceedings stayed the instant action with respect to Island Mortgage Network, AppOnLine and Action Abstract (collectively, the "Debtors"). However, Imperial amends and supplements its complaint to add defendant National Settlement, and to both assert and preserve (although not prosecute) additional claims against the Debtors, as well as assert substantive claims against defendant State Bank, which heretofore was named in this action principally as a stakeholder.

                             Jurisdiction and Venue
                             ----------------------

         11. This Court has jurisdiction over this action by virtue of 28 U.S.C. ss. 1332(a), because the plaintiffs and defendants are citizens of different States and the amount in controversy exceeds $75,000, exclusive of costs and interest.

         12. Venue is proper in this district under 28 U.S.C. ss. 1391(a) because Defendants reside in this district.

                               FACTUAL BACKGROUND
                               ------------------

A.       The Parties' Agreements

         13. Under each of the respective agreements described in greater detail below, Imperial advanced funds based on Island Mortgage Network's explicit representations that the funds were needed, and would be used, to close specified mortgages. These funds were advanced for the sole purpose of closing the identified mortgage transactions, and, based upon Island Mortgage Network's direction, were placed in escrow with Action Abstract at State Bank. Action Abstract at all times acted at the direction and control of Island Mortgage Network in completing the mortgage funding transactions. In turn, upon information and belief, Action Abstract entered into agreements with several title companies to close the transactions at issue.

         14. Defendants herein participated in a diversion and misuse of over $50 million from Imperial and other warehouse lenders, which was advanced by the warehouse lenders (including Imperial) for the specified mortgage transactions.

         15. As detailed below, commencing in or about late June 2000, and continuing over the course of the last several months, Imperial discovered that millions of dollars advanced for the closing of mortgages specified by Action Abstract and/or Island Mortgage Network that were wired into escrow accounts at State Bank were never used for that purpose. Rather, millions of dollars were diverted, upon information and belief,

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for the personal benefit of Action Abstract, Island Mortgage Network, AppOnLine,
and their overlapping principals and affiliates, with the aid and assistance of State Bank.

         16. Beginning January 2000, Island Mortgage Network had a revolving $10 million credit line with Imperial pursuant to a written Warehouse Credit and Security Agreement (the "Warehouse Credit Agreement"), dated January 12, 2000. Pursuant to the terms of the Warehouse Credit Agreement, from time to time, Island Mortgage Network submitted written requests to Imperial for funds for Island Mortgage Network's mortgage services business, and specifically represented that the funds were needed, and would be used, to close specific residential mortgage transactions. The relevant mortgage transactions involved closings of residential real estate mortgages in a first lien position. Pursuant to Island Mortgage Network's and/or Action Abstract's requests, Imperial wired millions of dollars into an escrow account maintained by Action Abstract at State Bank. As stated, Action Abstract acted as Island Mortgage Network's agent at all relevant times, and, upon information and belief, Action Abstract entered into agreements with title companies to further facilitate the anticipated closings. In return for funding, Island Mortgage Network agreed, inter alia, to repay the monies loaned plus interest. (A copy of the Warehouse Credit Agreement is annexed hereto as Exhibit C.)

         17. AppOnLine, by its authorized representative Capuano, also entered into a Guaranty and Surety Agreement with Imperial, securing Island Mortgage Network's obligations to Imperial. (A copy of the Guaranty and Surety Agreement is annexed hereto as Exhibit D.)

         18. Pursuant to the Imperial Warehouse Credit Agreement, Island Mortgage Network was required to provide Imperial with original mortgage notes to secure the amounts outstanding. In addition, as further collateral/security for the loans, Island Mortgage Network was required to pledge and deliver to Imperial the mortgages that it held. Island Mortgage Network also was responsible for procuring adequate title insurance for Imperial denoting Imperial as holding a first priority lien on the improved residential real estate.

         19. Prior to funds being wired to Action Abstract, it was obligated to sign and return to Imperial written "Loan Escrow Instructions." (A sample copy of the Loan Escrow Instructions is annexed hereto as Exhibit E.) Specifically, pursuant to the Loan Escrow Instructions, and as directed by Island Mortgage Network, Imperial wired funds to Action Abstract Settlement Account No. 41707314 (the "Action Abstract Escrow Account" or the "314 Account") at State Bank.

         20. Funds initially sent to the Action Abstract Escrow Account were unsecured by an original mortgage note and were defined under the Warehouse Credit Agreement as a "wet advance." Ex. C, Article I, P. 1.42 ("Defined Terms"). (Hereinafter, the "Advance Funds".) An advance ceased to be a "wet advance" once the original mortgage note and original assignment were delivered to Imperial's custody, and was, at that point, considered a "dry loan."

         21. Pursuant to the Escrow Loan Instructions, and the parties' course of conduct, the Advance Funds were to be used only to fund a particular closing within a particular time period. As discussed more specifically below, if the anticipated closing was cancelled or did not occur for any reason, Island Mortgage Network, and Action Abstract as its agent, were obligated to promptly repay the advanced funds to Imperial by wire transfer.

         22. Again, pursuant to the Loan Escrow Instructions, after Action Abstract used the Advance Funds to close the mortgage transactions as directed by Island Mortgage Network, it was to record the mortgage or deed of trust for the particular transaction in a first lien position for Imperial, and, if all parties were physically present when the transaction closed (i.e., the transaction was a "Table Funding Purchase Transaction"), Action Abstract was to send via overnight air courier to Imperial, within five (5) business days, the relevant original mortgage note.

         23. Under the terms of the Loan Escrow Instructions, Action Abstract also was to ensure that title insurance on the relevant property was procured, with its liability limit not less than the amount of the mortgage note principal, showing the original mortgage to be a first record lien upon the property and naming Island Mortgage Network as the "insured."

         24. Significantly, and further to the Loan Escrow Instructions agreed to by Action Abstract:

         if the other conditions of this escrow have not been complied with and/or you are not able to comply with the conditions of these instructions before the expiration of five (5) business days from the date hereof, these Loan Escrow Instructions shall be cancelled and the monies deposited herewith shall be IMMEDIATELY returned via wire transfer to:

         Bank:            Chase Manhattan Bank
         ABA#:            021000021
         Credit to:       Imperial Warehouse Finance, Inc.
         Account #:       230742874
         Ref:             Island Mortgage

B.       The Discovery of Defendants' Fraud

         25. Acting pursuant to the Imperial Warehouse Credit Agreement and the instructions of Island Mortgage Network, Imperial deposited $9,400,000 in the Action Abstract Escrow Account between March 31, 2000 and June 29, 2000.

         26. As discussed above, Imperial wired the funds into the Action Abstract Escrow Account to fund specific mortgages. However, a significant portion of the monies provided by Imperial to fund individual mortgage transactions were not so used, but were instead improperly transferred and re-transferred, generally in lump-sum amounts, out of the Action Abstract Escrow Account into related accounts controlled by Island Mortgage Network's principals, clearly none of which were intended to be or were in fact used to close the purported mortgage loan transactions.

         27. Specifically, on June 26, 2000 and again on June 29, 2000, at the explicit request of Island Mortgage Network, Imperial wired Action Abstract "wet advances" totaling $4,410,686 to the Action Abstract Escrow Account at State Bank for use at anticipated closings of certain mortgage loans to be funded by Island Network Mortgage. (A list of the wire amounts and loan details is annexed hereto as Exhibit F.)

         28. On June 30, 2000, the New York State Department of Banking (the "Department of Banking") suspended Island Mortgage Network's license based on findings that it had engaged in dishonest or inequitable practices which may cause substantial harm" and based on Island Mortgage Network's refusal to show the Department of Banking its books and records. (A copy of a Newsday article covering the suspension by the Department of Banking is annexed hereto as Exhibit G.) Specifically, the Department of Banking stated that:

                  o checks issued by or on behalf of Island Mortgage Network have been stopped;

                  o Island Mortgage Network had collected fees from consumers in connection with roughly $150,000,000 in transactions that had yet to close;

                  o lines of credit on which Island Mortgage Network relied to fund loans had been terminated and/or suspended;

                  o Island Mortgage Network failed to supply information on its financial condition to the Banking Department;

                  o Island Mortgage advised that absent a takeover by a third-party, it could not meet its current financial obligations; and

                  o the Banking Department believed that there was a substantial risk of public harm, that Island Mortgage Network had or was likely to default in performing its financial engagements, and that Island Mortgage had engaged in dishonest or inequitable practices.

         (See New York State Banking Department Revised Order of Suspension, Notice of Hearing and Statement of Charges, annexed hereto as Exhibits H, I and J.)

         29. The action taken by the Department of Banking precipitated Imperial to immediately suspend Island Mortgage Network's funding privileges as was its right under the Warehouse Credit Agreement, and the advanced funds should have been immediately returned. In addition, representatives of Imperial (including its counsel) repeatedly wrote and telephoned both Action Abstract and Island Mortgage Network over a period of two days (July 5 and July 6, 2000) demanding the immediate return of Imperial's $4,410,686 in advances by wire transfer to Imperial's Chase Manhattan bank account. (Copies of Imperial's demand letters to Action Abstract and Island Mortgage Network are annexed hereto collectively as Exhibit K.) (One of Imperial's July 5 letters contains a miscalculation and therefore the letters mistakenly demand the return of $4,411,274.)

         30. In the alternative, Imperial requested that in the unlikely event that certain of the closings had taken place, Action Abstract forward the relevant collateral documents to Imperial. However, neither Knickman, nor anyone else at Action Abstract, nor any representative of Island Mortgage Network, responded to Imperial's repeated telephone calls or letters, despite Imperial's proper demands for the return of the advanced funds and requests for information as to the status of the funds.

C.       The Instant Action

         31. On July 7, 2000, Imperial commenced the instant action and moved for, and was granted, a temporary restraining order (the "TRO"), that was supplemented on July 10, 2000, by an order which restrained Action Abstract, AppOnLine, Island Mortgage Network (and any of their agents, employees, attorneys and representatives, and any other persons under their control or direction) from transferring, expending, using, paying-out, disposing or encumbering, in any manner, funds, in the amount up to $4,410,686, in two specified State Bank accounts (i.e., the 314 Account and Island Mortgage Network, Inc. Settlement Account No. 41707193) ("Island Mortgage Escrow Account" or the "193

Account," from which Imperial had received wire transfers returning unused funds in the past), and in any State Bank accounts in which Knickman or Capuano were account holders, signatories, or beneficiaries, and in any State Bank accounts in which the account holder, signatory or beneficiary was also an officer or other individual authorized to act for Action Abstract, AppOnLine, Island Mortgage Network, and in any State Bank account which had the same tax identification as accounts in which Action Abstract, AppOnLine, Island Mortgage Network were an account holder, signatory or beneficiary.

         32. The Court also issued an order directing State Bank to provide expedited document discovery to Imperial, and directing that the Imperial preliminary injunction hearing be referred to Magistrate Judge Michael L. Orenstein for a Report and Recommendation.

         33. On July 11, 2000, pursuant to the expedited discovery order, State Bank produced bank records which further established that Imperial's Funds, totaling $4,410,686, were wired into the Action Abstract Escrow Account on June 26 and June 29, 2000. These bank records were used in connection with the preliminary injunction hearing.

         34. The parties, other than Action Abstract, which defaulted, appeared before Magistrate Judge Orenstein for the Preliminary Injunction hearing commencing July 12, 2000. At the conclusion of the hearing, the Court ruled that all of Action Abstract, Island Mortgage Network and AppOnLine had engaged in conduct with "an intent to frustrate the enforcement of a money judgment... and an intent to defraud creditors..." As a result of this and other relevant findings, Magistrate Judge Orenstein reported and recommended that Imperial be denied a preliminary injunction, but that the Imperial TRO application be converted into an order of attachment on the basis of the evidence presented at the preliminary injunction hearing.

         35. The testimony and documents received at the preliminary injunction hearing following the TRO, as well as the subsequent discovery of additional facts, establish the malfeasance by Defendants set forth below.

D.       The Scheme

         36. Instead of using millions of dollars provided by Imperial, and other warehouse lenders, to fund individual mortgage transactions, lump-sum transfers were made out of the Action Abstract Escrow Account into accounts primarily under the control of National Settlement. Between April 1 and June 30, 2000, millions of dollars were wrongfully transferred out of the Action Abstract Escrow Account into National Settlement business checking accounts numbered 41707897 and 41707655 ("National Settlement Business Checking Account 897" and "National Settlement Business Checking Account 655," respectively), as well as various other accounts controlled by Island Mortgage Network, with the aid and assistance of State Bank.

         37. Further, as to the National Settlement Business Checking Account 655, State Bank permitted this account to operate in an almost continual deficit during the entire period from April 1 to June 30, 2000, despite infusions of millions of dollars each day from the Action Abstract Escrow Account. (A copy of a sample account statement for National Settlement Business Checking Account 655 for June 2000, showing average daily deficits of millions of dollars in the account, is annexed hereto as Exhibit L.)

         38. Further, unbeknownst to Plaintiff, on several occasions National Settlement wrote checks on one of its State Bank accounts, upon information and belief primarily on the National Settlement Business Checking Account 655, purportedly to pay off existing mortgages and close mortgage refinancing transactions that had been funded by Imperial or one of the other warehouse lenders at the specific request of Island Mortgage Network. However, the National Settlement accounts upon which the relevant checks were written did not have sufficient funds to pay the checks, and, upon information and belief, State Bank failed to timely dishonor the relevant checks within the statutory deadline of midnight of the next banking day after the checks were received.

         39. In addition to the above, when a check was returned to National Settlement because of insufficient funds, National Settlement had a pattern of simply re-issuing another check in the same amount to the same payee, or in certain instances, re-issuing several additional checks to the same payee, with, upon information and belief, full knowledge that neither the initial check nor any subsequent check would be honored because of insufficient funds. This scheme of re-issuing checks had the effect of delaying payees, as well as the warehouse lenders, including Imperial, from determining that National Settlement, and therefore Island Mortgage Network and Action Abstract, had insufficient funds to honor the checks. In certain instances, National Settlement would eventually order a "stop payment" on a check that it had issued, and re-issued, several times. The Trustee in the Bankruptcy Proceedings has alleged that the National Settlement checks on which payment was stopped averaged 25% of the aggregate dollar amount of all mortgage settlement checks issued by the Debtors on a monthly basis. (See Exhibit B, pp. 2-3.) State Bank aided and abetted this particular fraudulent scheme by permitting National Settlement to issue the vast numbers of such checks without taking any action to stop, or, upon information and belief, even question, such highly questionable and harmful business practices.

         40. The deficits in the National Settlement Accounts constituted de facto loans by State Bank to defendant National Settlement. During this period, with, upon information and belief, full knowledge that the funds had been taken from the Action Abstract Escrow Account and that the National Settlement Business Checking Account 655 was in a deficit position, State Bank nevertheless permitted and facilitated National Settlement to re-transfer millions of dollars in lump-sum payments to accounts in the name of David DuBoff ("Duboff"), who is, upon information and belief, an attorney licensed in New York, and AppOnLine, culminating in a transfer of $1,243,000 on June 30 to an account of State Bank controlled by AppOnLine (Account No. 41707028) (the "AppOnLine 7028 Account"). This transfer had the effect of benefitting State Bank by eliminating the existing deficit in the AppOnLine 7028 Account.

         41. Moreover, despite knowing that the millions of dollars in funds deposited in the AppOnLine 7028 Account had originated in funds deposited in escrow by the warehouse lenders, State Bank nevertheless permitted AppOnLine to re-transfer these funds to various other accounts controlled by the Island Mortgage entities, from which they were distributed for purposes clearly other than was originally intended.

          42. With respect to the Action Abstract Escrow Account, during the month of June 2000 alone, approximately $187,000,000 was transferred into the Account. The majority of these funds came from the warehouse lenders, including Imperial, however, transfers also were made from related accounts (i.e., the Island Mortgage Escrow Account, an AppOnLine account, and a Duboff account). By month's end, the Action Abstract Escrow Account was entirely dissipated, with all but $34.76 of the $187,000,000 of funds having been transferred out of the account.

         43. Specifically, on the very same days as Imperial wired the approximately $4.4 million of funds to the Action Abstract Escrow Account, i.e., June 26 and June 29 (the last business day before Island Mortgage Network's license was suspended), $1,766,000 was transferred from the Action Abstract Escrow Account into National Settlement Business Checking Account 897 and $5,601,700 was transferred into National Settlement Business Checking Account 655.

         44. State Bank, despite knowing the nature of the Action Abstract Escrow Account, permitted these large lump-sum transfers and, in fact, facilitated them by arranging for transfers after business hours on June 29, so that the Action Abstract Escrow Account would be emptied of virtually all funds by the time the Island Mortgage Network license was suspended the very next day.

         45. As specifically shown in the testimony and the exhibits presented at the preliminary injunction hearing held on July 12, 2000, at the beginning of June 29, 2000, the Action Abstract Escrow Account contained only $213,406.76 in funds. That day, Imperial alone deposited over $3,400,000 into the Account, and other deposits exceeded $1,700,000 in total. After these deposits, funds in the Action Abstract Escrow Account totaled approximately $5,349,344. All of these funds, including Imperial's $3,400,000, were transferred out of the Action Abstract Escrow Account by the end of that same day, including transfers via the following inter-bank account transactions: $205,500 to the Island Mortgage Escrow Account; $970,000 to National Settlement Business Checking Account 897; and $1,533,000 to National Settlement Business Checking Account 655. In addition, approximately $1,635,000 was transferred to other accounts either at State Bank or outside of the Bank. (A flow chart of these transactions is immediately annexed hereto as Exhibit M.)

         46. The $970,000 transfer to National Settlement Business Checking Account 897 was made by State Bank after business hours at 5:54 p.m. on June 29, and it was "re-transferred" to the Island Mortgage Escrow Account (the 193 Account) the very next minute (i.e., 5:55 p.m.). The two transfers to the 193 Account ($205,000 and $970,000) ballooned its balance from negative $78,227 to $1,096,773 in a matter of minutes, and benefitted State Bank by eliminating the pre-existing deficit in the account. This deficit constituted a de facto loan by State Bank to defendant Island Mortgage Network. (A flow chart of these transactions is immediately annexed hereto as Exhibit N.)

         47. The Island Mortgage Escrow Account was substantially dissipated at the end of the July 4th holiday, when State Bank, with, upon information and belief, full knowledge that Island Mortgage Network's license had been suspended, transferred $40,000 on July 5, 2000 and another $635,000 on July 6, 2000 to the Island Mortgage payroll account (account number 41706896) and approximately $96,000 on July 3 and 5, 2000 to Island Mortgage Network's operating account (account number 41796907). Both the payroll and operating accounts were located at State Bank. (A flow chart of these transactions is immediately annexed hereto as Exhibit O.)

         48. In addition to Action Abstract's and Island Mortgage Network's wrongful use of Imperial's funds that were deposited in the Action Abstract Escrow Account at State Bank on June 26 and June 29, 2000, with respect to the approximate $5,000,000 of loans that Action Abstract reported closed (or "dry") in the months preceding the end of June 2000, Imperial has learned that hundreds of thousands of additional dollars of Imperial's monies were not in fact used for their purported purpose (i.e., to fund specific mortgage closings), and that these loans in fact were not "dry." To cover up their further theft of Imperial's funds, Action Abstract and Island Mortgage Network falsified documentation and submitted the same to Imperial.

         49. By letter from its Vice President Kevin Hennessy, on or about July 7, 2000, State Bank informed Skulsky that the accounts listed as Schedule A to the letter (some of which overlap with those accounts listed in Exhibit A hereto) had been closed, but that "[c]hecks representing the collected balance in the Accounts are being delivered to the respective account holders," despite, upon information and belief, the Bank's knowledge that Island Mortgage Network's license had been suspended. Upon information and belief, Imperial's TRO prevented State Bank from taking this further highly unusual action. (A copy of State Bank's letter to Skulsky, with the appended list of accounts, is annexed hereto as Exhibit P.)

         50. Consistent with the factual allegations set forth above, the Trustee has alleged that State Bank permitted Island Mortgage Network and/or AppOnLine to transfer monies, which had been deposited in certain trust accounts held in the name of separate corporations and which were intended to fund specified mortgage transactions, out of those accounts into accounts in Island Mortgage Network's and/or AppOnLine's names to fund general corporate purposes. Further, and again consistent with the allegations set forth above, the Trustee also has alleged that State Bank permitted Island Mortgage Network and/or AppOnLine to run multi-million dollar overdrafts, on a routine basis, in the principal trust account used to fund the mortgage closings (i.e., the National Settlement Business Checking Account 655). (See Exhibit B hereto.)

                                    COUNT ONE
                             MONEY HAD AND RECEIVED
        (Against Defendants Action Abstract and Island Mortgage Network)

         51. Plaintiff repeats and realleges the allegations set forth in paragraphs 1 through 50 hereof, as though fully set forth herein.

         52. At the request of Island Mortgage Network, Imperial wired funds to the Action Abstract Escrow Account, including the funds that Imperial wired to the Action

 Abstract Escrow Account on June 26 and 29, 2000, totaling $4,410,686, in conjunction with the anticipated closings of the mortgage loan transactions. At all relevant times, Action Abstract acted at the direction and control of Island Mortgage Network.

         53. Imperial wired the Funds for the benefit of Island Mortgage Network and Action Abstract.

         54. Action Abstract received the funds in its State Bank account. The funds were to be used for the explicit, specific, and sole purpose of funding certain mortgage closings transacted by Island Mortgage Network.

         55. Because the Department of Banking has suspended the license of Island Mortgage Network to do business in the State of New York, and because Island Mortgage Network and AppOnLine have otherwise breached the respective warehouse credit agreements, Imperial properly suspended funding privileges for Island Mortgage Network pursuant to the warehouse credit agreements. Further, the closings of the anticipated mortgage loans by Island Mortgage Network have not taken place and will not take place within the prescribed time period. Therefore Imperial properly demanded the return of its funds.

         56. Accordingly, Action Abstract and Island Mortgage Network are thus obligated to immediately return funds to Imperial in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus other compensatory damages and appropriate interest.

                                    COUNT TWO
                                   CONVERSION
            (Against Defendants Action Abstract and Island Mortgage)

         57. Plaintiff repeats and realleges each and every allegation in paragraphs 1 through 56 hereof, as though fully set forth herein.

         58. The seizure of, and/or failure to return funds constitutes an unlawful possession of property by Action Abstract, Island Mortgage Network, and National Settlement.

         59. This unlawful possession was taken in conscious disregard of rights.

         60. Action Abstract, Island Mortgage Network and National Settlement have converted property by wrongfully retaining the funds and by failing to return the funds to Imperial despite multiple requests. Such actions are unlawful and in contravention of Imperial's clear legal rights.

         61. By reason of the above, Imperial is entitled to judgment against Action Abstract, Island Mortgage Network and National Settlement in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest, other compensatory damages, and punitive damages.

                                   COUNT THREE
                               BREACH OF CONTRACT
                       (Against Defendant Action Abstract)

         62. Imperial repeats and realleges each and every allegation in paragraphs through 61 hereof, as though fully set forth herein.

         63. Pursuant to the written Loan Escrow Instructions agreed to and executed by defendant Action Abstract, Action Abstract, for good and valuable consideration, had certain obligations to Imperial, including, inter alia, returning Imperial's funds, in whole or part, if some or all of the anticipated closing transactions were cancelled or did not occur for any reason within a prescribed period of time, or providing the relevant collateral documents to Imperial if certain of the mortgage closings did occur.

         64. Imperial has fully performed their contractual obligations to Action Abstract.

         65. As set forth above, Action Abstract has materially breached its obligations to Imperial.

         66. By reason of the above, Imperial is entitled to judgment against Action Abstract in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus other compensatory damages and appropriate interest.

                                   COUNT FOUR
                               BREACH OF CONTRACT
           (Against Defendants Island Mortgage Network and AppOnLine)

         67. Plaintiff repeats and realleges each and every allegation set forth in paragraphs 1 through 66 hereof, as though fully set forth herein.

         68. Imperial and Island Mortgage Network entered into a written warehouse credit agreement. AppOnLine also entered into a written Guaranty and Surety Agreement with Imperial pursuant to which AppOnLine guaranteed the obligations of Island Mortgage Network.

         69. Imperial has fully performed its contractual obligations under the agreements.

         70. As set forth above, Island Mortgage Network and AppOnLine have materially breached their obligations to Imperial under their respective agreements.

         71. By reason of the above, Imperial is entitled to judgment against Island Mortgage Warehouse and AppOnLine in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus other compensatory damages and appropriate interest.

                                   COUNT FIVE
                WILLFUL AND INTENTIONAL BREACH OF CONTRACT CLAIM
     (Against All Defendants other than State Bank and National Settlement)

         72. Plaintiff repeats and realleges each and every allegation in paragraphs 1 through 71 hereof, as though fully set forth herein.

         73. The breaches of the agreements described above constitute willful and intentional breaches of contract for which each Defendant (other than State Bank and National Settlement) is responsible.

         74. By reason of the above, Imperial is entitled to judgment against all Defendants (other than State Bank and National Settlement) in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages.

                                    COUNT SIX
                                      FRAUD
     (Against All Defendants other than State Bank and National Settlement)

         75. Imperial repeats and realleges each and every allegation in paragraphs 1 through 74 hereof, as though fully set forth herein.

         76. The funds that Imperial provided for the mortgages under the Warehouse Credit Agreement were wired at Island Mortgage Network's request to the Action Abstract Escrow Account located at State Bank.

         77. Defendants Action Abstract, Island Mortgage Network and AppOnLine have made repeated material false representations to Imperial as to the status of the mortgages and the use of funds advanced under the respective agreements. Each false representation concerning each of the relevant mortgage transactions constitutes an independent fraud, and together constitutes an ongoing pattern and practice of fraud.

         78. Upon information and belief, Action Abstract, Island Mortgage Network and AppOnLine knew at the time they made the material false representations that they did not, and would not, have the necessary collateral to secure the loans, and the material misrepresentations were made intentionally with the purpose of defrauding Imperial of funds.

         79. Imperial relied upon the material false representations to its determent by authorizing and advancing funds under the Warehouse Credit Agreement and the Guaranty and Surety Agreement.

         80. The conduct of Action Abstract, Island Mortgage Network and AppOnLine has been willful and malicious.

         81. By reason of foregoing fraud, Imperial has been damaged in an amount to be proven at trial, but estimated to be not less than $7,000,000.

         82. By reason of the willful and malicious conduct of Action Abstract, Island Mortgage Network and AppOnLine, Imperial seeks, and is entitled, to punitive damages in an amount to be determined at trial.

         83. Imperial also seeks the imposition of a constructive trust on all monies that they advanced to Island Mortgage Network under the Warehouse Credit Agreement that have not been disbursed to borrowers wherever those funds may now be located.

                                   COUNT SEVEN
                            BREACH OF FIDUCIARY DUTY
     (Against All Defendants other than State Bank and National Settlement)

         84. Imperial repeats and realleges each and every allegation in paragraphs 1 through 83 hereof, as though fully set forth herein.

         85. Action Abstract, Island Mortgage Network and AppOnLine held themselves out as a skilled mortgage bankers and Imperial therefore placed their trust and confidence in them.

         86. Pursuant to the Warehouse Credit Agreement and the Guaranty and Surety Agreement, Action Abstract, Island Mortgage Network and AppOnLine assumed responsibility for handling loan transactions funded by Imperial and ensuring that proper procedures were followed to safeguard Imperial's investment in such transactions.

         87. At all relevant times herein, Defendants Action Abstract, Island Mortgage Network and AppOnLine acted as fiduciaries to Imperial and were thus under a duty to act for the benefit of Imperial.

         88. Action Abstract, Island Mortgage Network and AppOnLine breached their duties as fiduciaries to Imperial by failing to repay the monies justly due under the respective agreements and by improperly converting Imperial's funds.

         89. By reason of the above, Imperial is entitled to judgment against Action Abstract, Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest, other compensatory damages and punitive damages.

                                   COUNT EIGHT
                            AIDING AND ABETTING FRAUD
                         (Against Defendant State Bank)

         90. Plaintiff repeats and realleges each allegation in paragraphs 1 through 89 hereof, as though fully set forth herein.

         91. As set forth above, a fraud was perpetrated on Imperial by Action Abstract, Island Mortgage Network and AppOnLine.

         92. Upon information and belief, State Bank knew of the fraudulent scheme perpetrated by Action Abstract, Island Mortgage Network and AppOnLine.

         93. State Bank provided substantial assistance to advance the commission of the fraud perpetrated by Action Abstract, Island Mortgage Network and AppOnLine by, inter alia: permitting National Settlement and Island Mortgage Network accounts to operate in almost continuous deficits and then effectuating transfers of funds provided by Imperial and originating in the Action Abstract Escrow Account to extinguish the pre-existing deficits; executing transfers of funds from the escrow accounts to other related accounts at State Bank for clearly improper purposes; effectuating transfers from the Action Abstract Escrow Account after business hours immediately before Island Mortgage Network's and AppOnLine's licenses were suspended by the Department of Banking so that the Account would be emptied of funds by the time the licenses were suspended; effectuating further transfers which had originated in the Action Abstract Escrow Account to Island Mortgage Network's payroll and operating accounts after the Department of Banking had suspended Island Mortgage Network's and AppOnLine's licenses; and, by permitting and facilitating National Settlement to issue and re-issue vast numbers of checks for the purpose of delaying Imperial's discovery that National Settlement never had sufficient funds to honor the relevant checks.

         94. State Bank also had opportunity and motive in the form of extinguishing a preexisting debt of Defendants to State Bank and, upon information and belief, the payment of substantial fees and interest to State Bank, to aid and abet the fraudulent scheme perpetrated by Action Abstract, Island Mortgage Network and AppOnLine.

         95. The damages sustained by Imperial was a direct and foreseeable result of State Bank's aiding and abetting conduct.

         96. By reason of the above, Imperial is entitled to judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest, other compensatory damages and punitive damages.

                                   COUNT NINE
                  AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
                         (Against Defendant State Bank)

         97. Plaintiff repeats and realleges each allegation in paragraphs 1 through 96 hereof, as though fully set forth herein.

         98. As set forth above, Action Abstract, Island Mortgage Network and AppOnLine owed a fiduciary duty to Imperial and each breached its respective fiduciary duty owed to Imperial.

         99. State Bank knowingly participated in the breach of fiduciary duty by Action Abstract, Island Mortgage Network and AppOnLine by, inter alia: permitting National Settlement and Island Mortgage accounts to operate in almost continuous deficits and then effectuating transfers of funds provided by Imperial and originating in the Action Abstract Escrow Account to extinguish the pre-existing deficits; executing transfers of funds from the escrow accounts to other related accounts at State Bank for clearly improper purposes; effectuating transfers from the Action Abstract Escrow Account after business hours immediately before the Island Mortgage Network's and AppOnLine's licenses were suspended by the Department of Banking so that the Account would be emptied of funds by the time the licenses were suspended; effectuating further transfers which had originated in the Action Abstract Escrow Account to Island Mortgage

Network's payroll and operating accounts after the Department of Banking had suspended Island Mortgage Network's and AppOnLine's licenses; and, by permitting and facilitating National Settlement to issue and re-issue vast numbers of checks for the purpose of delaying Imperial's discovery that National Settlement never had sufficient funds to honor the relevant checks.

         100. Imperial was damaged by as a result of the breach of fiduciary duty by Action Abstract, Island Mortgage Network and AppOnLine.

         101. By reason of the above, Imperial is entitled to judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest, other compensatory damages and punitive damages.

                                    COUNT TEN
                                   NEGLIGENCE
                         (Against Defendant State Bank)

         102. Plaintiff repeats and realleges each allegation in paragraphs 1 through 101 hereof, as though fully set forth herein.

         103. As set forth above, Action Abstract and Island Mortgage Network misappropriated or converted Imperial's funds.

         104. State Bank had notice of the misappropriation by Action Abstract and Island Mortgage Network. State Bank failed to acknowledge clear signs that such misappropriation was occurring or had occurred and failed to respond appropriately, thereby violating its common law duty of care to Imperial triggered by the notice.

         105. State Bank, with actual notice that the wrongful transfers were taking place, accepted the wrongful transfer of funds provided by Imperial and originating in the Action Abstract Escrow Account to extinguish the pre-existing deficits and pay itself back for its de facto loans to the other Defendants.

         106. By reason of the above, Imperial is entitled to judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest, and other compensatory damages.

                                  COUNT ELEVEN
                                   CONVERSION
                         (Against Defendant State Bank)

         107. Plaintiff repeats and realleges each allegation in paragraphs 1 through 106 hereof, as though fully set forth herein.

         108. The transference and application of Imperial's funds to repay the de facto loans made to the other Defendants, and the seizure and/or failure to return Imperial's funds, constitutes an unlawful possession of Imperial's property by State Bank.

         109. This unlawful possession was taken in conscious disregard of Imperial's rights.

         110. State Bank converted Imperial's property by wrongfully misapplying the funds, retaining the funds and by failing to return the funds to Imperial. Such actions are unlawful and in contravention of Imperial's clear legal rights.

         111. By reason of the above, Imperial is entitled to judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest, other compensatory damages, and punitive damages.

                                  COUNT TWELVE
                        FAILURE TO TIMELY DISHONOR CHECKS
                         (Against Defendant State Bank)

         112. Plaintiff repeats and realleges each allegation in paragraphs 1 through 111 hereof, as though fully set forth herein.

         113. State Bank was the payor bank on numerous checks drawn on the National Settlement Business Checking Accounts.

         114. As the payor bank, State Bank is accountable for the face amount of any check it failed to either: (a) settle before midnight of the banking day of receipt; or (b) pay, return or send notice of dishonor before midnight of the next banking day following the banking day on which it received the check.

         115. Upon information and belief, State Bank failed to timely dishonor and return checks for insufficient funds within the statutory deadlines. Imperial has an interest in the checks that State Bank failed to timely dishonor.

         116. Accordingly, Imperial is entitled to judgment against State Bank in an amount to be determined at trial, plus appropriate interest, and other compensatory damages.

                                 COUNT THIRTEEN
                            AIDING AND ABETTING FRAUD
                     (Against Defendant National Settlement)

         117. Plaintiff repeats and realleges each allegation in paragraphs 1 through 116 hereof, as though fully set forth herein.

         118. As set forth above, a fraud was perpetrated on Imperial by Action Abstract, Island Mortgage Network and AppOnLine.

         119. Upon information and belief, National Settlement knew of the fraudulent scheme perpetrated by Action Abstract, Island Mortgage Network and AppOnLine.

         120. National Settlement provided substantial assistance to advance the commission of the fraud perpetrated by Action Abstract, Island Mortgage Network and AppOnLine by, inter alia, ensuring that State Bank effectuated transfers of Imperial's funds, that Action Abstract and Island Mortgage Network misrepresented were to be used to close residential mortgage real estate closings, and which originated in the escrow accounts, out of National Settlement business checking accounts into other accounts controlled by Defendants for improper purposes.

         121. National Settlement also had opportunity as an account holder at State Bank and motive as a related company to aid and abet the fraudulent scheme perpetrated by defendants Action Abstract, Island Mortgage Network and AppOnLine.

         122. The damages sustained by Imperial was a direct and foreseeable result of National Settlement's aiding and abetting conduct.

         123. By reason of the above, Imperial is entitled to judgment against National Settlement in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest, other compensatory damages and punitive damages.

                                 COUNT FOURTEEN
                  AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
                     (Against Defendant National Settlement)

         124. Plaintiff repeats and realleges each allegation in paragraphs 1 through 123 hereof, as though fully set forth herein.

         125. As set forth above, Action Abstract, Island Mortgage Network and AppOnLine owed a fiduciary duty to Imperial and breached their respective fiduciary duties owed to Imperial.

         126. Upon information and belief, National Settlement knowingly participated in the breach of fiduciary duty by defendants Action Abstract, Island Mortgage Network and AppOnLine by, inter alia ensuring that State Bank effectuated transfers of Imperial's funds, that Action Abstract and Island Mortgage Network misrepresented were to be used to close residential mortgage real estate closings, and which originated in the escrow accounts, out of National Settlement business checking accounts into other accounts controlled by Defendants for improper purposes.

         127. Imperial was damaged by as a result of the breach of fiduciary duty by Action Abstract, Island Mortgage Network and AppOnLine.

         128. By reason of the above, Imperial is entitled to judgment against National Settlement in an amount to be proven at trial, but not less than $7,000,000, plus appropriate interest, other compensatory damages and punitive damages.

         WHEREFORE, Plaintiff demands judgment as follows:

         A. On Count One, Plaintiff demands judgment against Action Abstract and Island Mortgage Network in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus other compensatory damages and appropriate interest;

         B. On Count Two, Plaintiff demands judgment against Action Abstract and Island Mortgage Network in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest, other compensatory damages, and punitive damages;

         C. On Count Three, Plaintiff demands judgment against Action Abstract in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus other compensatory damages and appropriate interest;

         D. On Count Four, Plaintiff demands judgment against Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus other compensatory damages and appropriate interest;

         E. On Count Five, Plaintiff demands judgment against all Defendants (other than State Bank and National Settlement) in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages;

         F. On Count Six, Plaintiff demands judgment against all Defendants (other than State Bank and National Settlement) in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages;

         G. On Count Seven, Plaintiff demands judgment against all Defendants (other than State Bank and National Settlement) in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages;

         H. On Count Eight, Plaintiff demands judgment against defendant State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages;

         I. On Count Nine, Plaintiff demands judgment against defendant State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages;

         J. On Count Ten, Plaintiff demands judgment against defendant State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, and other compensatory damages;

         K. On Count Eleven, Plaintiff demands judgment against defendant State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, other compensatory damages and punitive damages;

         L. On Count Twelve, Plaintiff demands judgment against defendant State Bank in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon and other compensatory damages;

         M. On Count Thirteen, Plaintiff demands judgment against defendant National Settlement in an amount to be proven at trial, but estimated to be not less than

$7,000,000, plus appropriate interest thereon, other compensatory damages and punitive damages;

         N. On Count Fourteen, Plaintiff demands judgment against defendant National Settlement in an amount to be proven at trial, but estimated to be not less than $7,000,000, plus appropriate interest thereon, other compensatory damages and punitive damages; and for such other and further relief as this Court may deem equitable, just, necessary and proper, including but not limited to attorneys' fees and costs of litigation.


Dated:   New York, New York
         August ____, 2001
                                             DUANE, MORRIS & FLECKSCHIER LLP



                                             By:
                                                --------------------------------
                                                David S. Tannenbaum (DT 1196)
                                                Anthony J. Costantini (AC 6633)
                                                Rosemary Halligan (RH 6650)

                                                380 Lexington Avenue
                                                New York, New York 10168
                                                (212) 692-1000
                                                Attorneys for Plaintiff,
                                                Imperial Warehouse Finance, Inc.